Exhibit 99.2

News release for immediate release
Contact information:
Heather J. Wietzel
Vice President, Investor Relations
217-788-5144
investorrelations@horacemann.com

Horace Mann Reinsures $2.9 Billion Legacy Annuity Block with RGA and Describes NTA Acquisition Financing

•	Reinsurance transaction reduces ongoing interest rate risk and releases approximately $200 million of capital

•	Replaces existing revolving line of credit with new $225 million credit facility

•	On track to close NTA transaction in early July, pending final regulatory approval

•	Full-year 2019 core EPS* guidance unchanged, anticipates at least 10% growth in 2020 core EPS

•	Expects approximately 8% increase in book value excluding unrealized investment gains on securities* as a result of reinsurance transaction

•	Management to host conference call at 5 p.m. ET today

SPRINGFIELD, Ill., June 24, 2019 -- Horace Mann Educators Corporation (NYSE:HMN) today announced that a subsidiary of Reinsurance Group of America, Incorporated (NYSE:RGA), a leading global life reinsurer, has reinsured a $2.9 billion block of Horace Mann’s annuity business effective April 1, 2019. The legacy block has a minimum guaranteed crediting rate of 4.5%. In addition, Horace Mann announced that it has entered into a new five-year $225 million revolving line of credit, which replaces the prior line on substantially the same terms, while adding one additional bank to the lending group.

“Reinsuring our legacy annuity business is a win-win for our shareholders and our policyholders,” said President and CEO Marita Zuraitis. “We will continue to service and administer the reinsured annuity policies, so our educators will be able to rely on the customer experience they have always known. And for Horace Mann, the reinsurance agreement reduces our exposure to interest rate fluctuations, releases capital that can be redeployed to provide more solutions for educators and increases long-term earnings for our shareholders.

“Combined with our acquisition of National Teachers Associates Life Insurance Company (NTA), the reinsurance transaction sets the stage for strong earnings growth and accelerated shareholder value creation, while also reducing earnings volatility,” said Zuraitis. “NTA expands the suite of products we provide to educators and adds points of distribution. We expect NTA to deliver earnings and ROE accretion in its first 12 months as part of Horace Mann, with additional long-term upside from cross-sell opportunities.

“Our guidance for full-year 2019 core EPS remains unchanged, as NTA’s expected contribution to earnings in the second half of 2019 will be offset by nine months of lower Retirement core earnings due to the reinsurance transaction,” Zuraitis noted. “In 2020, we expect core EPS growth of at least 10%, as

* These measures are not based on accounting principles generally accepted in the United States (non-GAAP). They are reconciled to the most directly comparable GAAP measures in the Q1 2019 Investor Supplement. Definitions of these measures are contained in the Glossary of Selected Terms included in the Appendix to the Investor Presentation.

NTA will be part of Horace Mann for the full year. This guidance presumes the NTA acquisition closes as anticipated and catastrophe losses remain in line with prior guidance.”

As announced in December 2018, Horace Mann is acquiring supplemental insurance provider NTA for a stated purchase price of $405 million. To fund the acquisition of NTA, Horace Mann will use approximately $185 million of the capital released from the reinsurance transaction with RGA, about $85 million of excess capital available to Horace Mann at the new NTA insurance subsidiary after the acquisition closes, and the line of credit. Following the completion of the transactions, Horace Mann expects to have a debt-to-capital ratio below 25% and RBC ratios at each of its insurance subsidiaries of 425% or greater.

Through its subsidiaries, NTA is a provider of supplemental insurance products to the education market with nearly 50 years of experience. Headquartered in Dallas, family-owned NTA specializes in developing, marketing and underwriting supplemental insurance products, including cancer and heart. The combined company will have an enhanced product set, additional points of distribution and expanded scale.

Transaction on Legacy Business Releases Approximately $200 Million of Capital
Effective April 1, 2019, AA- S&P rated RGA Reinsurance Company, a subsidiary of Reinsurance Group of America, Incorporated, reinsured a block of approximately $2.9 billion of policy liabilities related to legacy U.S. individual annuities written in 2002 or earlier. The block includes $2.2 billion of fixed annuities that represented approximately 50% of Horace Mann’s fixed annuity assets under management at March 31, 2019, and $700 million of variable annuities. Horace Mann will continue to service and administer the approximately 54,000 policies being reinsured.

After the transaction, Horace Mann had $4.8 billion of assets under management, including approximately $2.1 billion in fixed annuities with an average deferred crediting rate of 2.5%. Total variable annuities of $2.2 billion will continue to include those being reinsured by RGA, as they were ceded on a modified coinsurance basis. Indexed annuities make up the remainder of AUM.

Due to the reinsurance transaction, Horace Mann will recognize an after tax realized investment gain of $107 million related to the transferred assets. As a result, book value per share excluding unrealized investment gains on securities as of June 30, 2019, should increase by about 8%.

New $225 Million Revolving Line of Credit
Effective June 21, 2019, the company replaced its current line of credit with a new five-year Credit Agreement. The new credit agreement increases the amount available on the senior revolving credit facility to $225 million from $150 million. PNC Capital Markets LLC and JPMorgan Chase Bank, N.A. serve as joint leads, with The Northern Trust Company, U.S. Bank National Association, KeyBank National Association, Comerica Bank and Illinois National Bank participating in the syndicate. Terms and conditions of the new agreement are substantially consistent with the prior agreement, with an interest rate based on LIBOR plus 115 basis points. The company will draw on the line to execute the NTA acquisition.

Advisors
Guggenheim Securities is acting as financial advisor to Horace Mann and Eversheds Sutherland (US) LLP is acting as legal counsel to Horace Mann.

Conference Call
Horace Mann will host a conference call to discuss the transaction at 5:00 p.m. Eastern time (4:00 p.m. Central time). The conference call will be accessible via the internet and by telephone. The dial-in number for the conference call is 877-269-7756. To listen via webcast, register through the Events section of investors.horacemann.com. A replay of the call will be available online at the same location.

About Horace Mann Educators Corporation
Horace Mann Educators Corporation (NYSE: HMN) is the largest financial services company focused on providing America's educators and school employees with insurance and retirement solutions. Founded by Educators for Educators® in 1945, the company is headquartered in Springfield, Illinois. For more information, visit horacemann.com.

Safe Harbor Statement and Non-GAAP Measures
Statements included in this news release that are not historical in nature are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995 and are subject to certain risks and uncertainties. Horace Mann is not under any obligation to (and expressly disclaims any such obligation to) update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Please refer to the company's Quarterly Report on Form 10-Q for the period ended March 31, 2019 and the company's past and future filings and reports filed with the Securities and Exchange Commission (SEC) for information concerning important factors that could cause actual results to differ materially from those in forward-looking statements. Information contained in this news release include measures which are based on methodologies other than accounting principles generally accepted in the United States (non-GAAP). A definition of these measures is included in the Appendix of the Investor Presentation. For a reconciliation of these measures to the most directly comparable measures prepared in accordance with accounting principles generally accepted in the U.S. (GAAP), see the Q1 2019 Investor Supplement available at investors.horacemann.com.

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